As filed with the Securities and Exchange Commission on January 31, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APARTMENT INCOME REIT CORP.

(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	84-1299717 (I.R.S. Employer Identification No.)

4582 South Ulster Street, Suite 1700 Denver, Colorado (Address of Principal Executive Offices)	80237 (Zip Code)

Amended and Restated 2020 Stock Award and Incentive Plan

(Full title of the plan)

Lisa R. Cohn

President, General Counsel and Secretary

4582 South Ulster Street, Suite 1700

Denver Colorado 80237

(Name and address of agent for service)

(303) 757-8101

(Telephone number, including area code, of agent for service)

Copies to:

Joseph A. Coco, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Apartment Income REIT Corp. (“AIR” or the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register 3,500,000 additional shares of AIR Class A common stock, par value $0.01 per share, to be offered and sold under the Amended and Restated 2020 Stock Award and Incentive Plan (the “Plan”). On October 27, 2022, AIR filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included proposals to, among other things, increase the number of shares available for issuance under the Plan by 3,500,000 shares. The proposal to increase the number of shares available for issuance under the Plan was approved by AIR’s stockholders on December 7, 2022. In accordance with General Instruction E of Form S-8, AIR hereby incorporates by reference into this Registration Statement the contents of the prior registration statement on Form S-8 relating to the Plan, filed with the Commission on December 15, 2020 (Commission File No. 333-251344).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this registration statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission on March 1, 2022;

(b) The Registrant’s Quarterly Reports on Form 10-Q, as filed with the Commission on May 4, 2022, August 1, 2022 and November 7, 2022;

(c) The Registrant’s Current Reports on Form 8-K, as filed with the Commission on May 9, 2022, May 25, 2022, June 21, 2022, July 5, 2022, December 9, 2022 and January 5, 2023; and

(d) The description of the Registrant’s Common Stock set forth in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Commission on March 12, 2021.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K shall not be incorporated by reference.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and our stockholders for money damages. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as injunction or rescission.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses before a final disposition of a proceeding to (1) any individual who is a present or former director or officer of ours and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or (2) any individual who, while one or our directors or officers and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws authorize us, with the approval of our board of directors, to provide indemnification and advancement of expenses to our agents and employees.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the Maryland General Corporation Law, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

We have entered into indemnification agreements with certain of our officers and directors. The indemnification agreements with our officers and directors generally offer substantially the same scope of coverage afforded by our charter and bylaws. In addition, as contracts, these indemnification agreements provide greater assurance to our officers and directors that indemnification will be available because they cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights that they provide.

In respect to our obligations to provide indemnification to directors and officers for liability arising under the Securities Act of 1933 (the “Securities Act”), we have been informed that, in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Charter of Apartment Income REIT Corp. (Exhibit 3.1 to AIR’s Current Report on Form 8-K, filed December 15, 2020 is incorporated herein by this reference)
4.2	Amended and Restated Bylaws of Apartment Income REIT Corp. (Exhibit 3.4 to AIR’s Current Report on Form 8-K, filed December 15, 2020 is incorporated herein by this reference)
5.1	Opinion of DLA Piper LLP (US) regarding the validity of the securities offered hereby*
23.1	Consent of Deloitte & Touche LLP – AIR*
23.2	Consent of Deloitte & Touche LLP – AIR Operating Partnership*
23.3	Consent of Ernst & Young LLP*
23.4	Consent of DLA Piper LLP (US) (included in their opinion filed as Exhibit 5.1)*
24.1	Powers of Attorney (included on the signature page of this Registration Statement)*
99.1

Apartment Income REIT Corp. Amended and Restated 2020 Stock Award and Incentive Plan (Appendix A to AIR’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 27, 2022 is incorporated herein by this reference)

107	Filing Fee Table*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado, on January 31, 2023.

APARTMENT INCOME REIT CORP.

By:	/s/ Lisa R. Cohn
Lisa R. Cohn
President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Terry Considine, Paul Beldin and Lisa R. Cohn, with full power to act without the other, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments) and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Terry Considine	Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2023
Terry Considine

/s/ Paul Beldin	Executive Vice President, Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer)	January 31, 2023
Paul Beldin

/s/ Thomas L. Keltner	Chairman of the Board	January 31, 2023
Thomas L. Keltner

/s/ Tom Bohjalian	Director	January 31, 2023
Tom Bohjalian

/s/ Kristin Finney-Cooke	Director	January 31, 2023
Kristin Finney-Cooke

/s/ Devin I. Murphy	Director	January 31, 2023
Devin I. Murphy

/s/ Margarita Paláu- Hernández	Director	January 31, 2023
Margarita Paláu- Hernández

/s/ John D. Rayis	Director	January 31, 2023
John D. Rayis

/s/ Ann Sperling	Director	January 31, 2023
Ann Sperling

/s/ Nina A. Tran	Director	January 31, 2023
Nina A. Tran